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                                                                       Exhibit 1

July 1, 2002



Securities and Exchange Commission
Washington D.C.  20549

         RE:  Active Link Communications, Inc.

Gentlemen:

We confirm that the audit of Active Link Communications, Inc. is not yet completed and cannot be completed by the required filing date of July 1, 2002 without unreasonable cost and effort.

Sincerely,




HEIN + ASSOCIATES LLP
Certified Public Accountants